FOR IMMEDIATE RELEASE

   July 6, 2006

               Contact:   Rosemarie Faccone

         Susan Jordan

         732-577-9997

UMH PROPERTIES, INC. DECLARES DIVIDEND

FREEHOLD, NJ, July 6, 2006…...........Samuel A. Landy, President of UMH Properties, Inc. (AMEX:UMH) announced that, on July 6, 2006, the Board of Directors declared its regular quarterly dividend of $0.2450 per share.  The $0.2450 per share quarterly dividend is payable September 15, 2006 to shareholders of record August 15, 2006.  The Company’s annual dividend rate is $0.98 per share.

UMH Properties, Inc., a publicly-owned real estate investment trust, owns and operates twenty-eight manufactured home communities located in New York, New Jersey, Pennsylvania, Ohio and Tennessee.   In addition, the Company owns a portfolio of REIT securities.  UMH has been in operation since 1968, operating as a public company since 1985.

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